Exhibit 99.1

(1)         The amount reported includes an aggregate of $17,800,000 principal amount of senior notes (the “Notes”) of Tortoise Energy Capital Corp., a closed-end management investment company registered under the Investment Company Act of 1940, all of which are held of record by Athene Annuity and Life Company (“AAIA”).

Athene Annuity & Life Assurance Company (“Athene Annuity”) is the sole shareholder of AAIA.  Athene USA Corporation (“AUSA”) is the sole shareholder of Athene Annuity.  Athene Holding Ltd. (“Athene Holding”) is the sole shareholder of AUSA.  Athene Holding acquired AUSA (formerly known as Aviva USA Corporation) and AAIA (formerly known as Aviva Life and Annuity Company), on October 2, 2013.  Prior to the acquisition by Athene Holding, AAIA had purchased $11,800,000 principal amount of the Notes on December 21, 2007 and $6,000,000 principal amount of the Notes on September 17, 2013.

Each of Athene Holding, AUSA, and Athene Annuity disclaims beneficial ownership of the Notes held of record by AAIA, in each case except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The address of Athene Annuity is 400 Brookfield Parkway, Greenville, South Carolina 29607.  The address of AAIA and AUSA is 7700 Mills Civic Parkway, West Des Moines, Iowa 50266.  The address of Athene Holding is 96 Pitts Bay Road, Pembroke, Bermuda HM08.